UNITED STATES
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OPLINK COMMUNICATIONS, INC.
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OPLINK ISSUES STATEMENT REGARDING ANNOUNCEMENT OF DIRECTOR NOMINATIONS BY
ENGAGED CAPITAL AND VOCE CAPITAL MANAGEMENT

FREMONT, Calif. – August 1, 2014 (GLOBE NEWSWIRE) – Oplink Communications, Inc. (Nasdaq:OPLK), a leading provider of optical communication components, intelligent modules and subsystems, today issued the following statement in response to the announcement  by Engaged Capital, LLC ("Engaged") and Voce Capital Management LLC ("Voce") of their nomination of two candidates to Oplink's Board of Directors to be considered for election at the Company's 2014 Annual Meeting of Shareholders:

Oplink is committed to maintaining a highly experienced and well-qualified board.  The Board intends to carefully evaluate Engaged and Voce's nominees as part of the Board's process of nominating candidates for the two director positions up for election at the 2014 Annual Meeting.

In addition, we recently announced our intention to expand Oplink's Board of Directors by up to two members in order to add further industry expertise.  Oplink is seeking highly qualified individuals with leadership experience in the telecommunications, data communications and/or related industries.  We have engaged the director recruiting services of the National Association of Corporate Directors (NACD) to assist with this process, and we have already identified several potential candidates.

Oplink welcomes input from shareholders, and our recently announced initiatives to enhance the Company's long-term value reflect, in part, constructive conversations we have had with several of our shareholders.  Members of our Board and management team recently participated in private discussions with Engaged and Voce, and we are disappointed they have chosen to pursue their agenda in this manner rather than continuing discussions with the Company's Board and management.

Oplink recently announced a series of initiatives to further enhance long-term value for its shareholders.  In addition to expanding the Board by up to two members, those initiatives include the Company's commencement of a process to evaluate strategic alternatives for its Oplink Connected unit, including a sale of the business; the authorization of a $40 million increase to its existing share repurchase program; and the initiation of a quarterly dividend to shareholders, which will begin with a $0.05 dividend in the first quarter of fiscal 2015.

At this time, no action by Oplink shareholders is required.  The Company will continue to communicate with its shareholders as appropriate and encourages them to review Oplink's proxy materials when they become available.

Cowen and Company, LLC. is acting as financial advisor to Oplink, and Covington & Burling LLP is acting as legal advisor.

Cautionary Statement

This press release contains forward-looking statements, including without limitation the statements relating to (a) the possible sale of all or part of the Oplink Connected business unit, (b) intended future repurchases of the Company's stock, and (c) the planned expansion of the Company's board of directors by up to two additional members.  These forward-looking statements involve risks and uncertainties that could cause actual future events or results to differ materially from those expressed or implied by such forward-looking statements, including the following risks and uncertainties: (1) the risk that the process being undertaken to seek the sale of the Oplink Connected business fails to identify any parties willing to acquire or invest in that business; (2) potential changes in circumstances that lead Oplink to scale back stock repurchases; (3) the risk that the process of identifying qualified candidates interested in serving on Oplink's board of directors is more difficult or time-consuming that expected; and (4) other risks detailed from time to time in Oplink's periodic reports filed with the Securities and Exchange Commission, including the Company's latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The foregoing information represents Oplink's outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information

The Company plans to file a proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies by the Company.  Promptly after filing any definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a WHITE proxy card to each stockholder of the Company entitled to execute, withhold or revoke proxies relating to the proxy solicitation.  STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, and at the Company's website at www.oplink.com.

About Oplink

Oplink is a leading provider of optical communication components, intelligent modules and subsystems.  We offer advanced solutions in DWDM and CWDM bandwidth creation, optical amplification, switching & routing, wavelength conditioning, monitoring & protection, connectivity and system-level integration, as well as a broad portfolio of optical transceivers for metro WDM, aggregation and access applications.  We supply to global leading and emerging telecommunications, data communications and cable TV equipment makers.  We are headquartered in Fremont, California and own multiple research and manufacturing facilities in Asia.  To learn more about Oplink, visit our web site at www.oplink.com.

Contacts

Steven Goldberg / Megan Bouchier / Reze Wong
Sard Verbinnen & Co
415-618-8750

Dan Burch / Larry Dennedy
MacKenzie Partners, Inc
(212) 929-5500